Exhibit 10.15

CONSULTANT AGREEMENT

Agreement made this 27th day of October, 2009, by and between ZYTO Corp, ("ZYTO") whose address is 1266 South 1380 West, Orem, UT 84058 and Concentus Media ("Consultant") whose address is 2029 W. Crescent Row Mapleton, UT 84664.

Consultant is an independent contractor willing to provide certain skills and abilities to ZYTO that ZYTO has need of. In consideration of the mutual terms, conditions and covenants hereinafter set forth, ZYTO and Consultant agree as follows:

1. **Independent Contractor.** ZYTO hereby employs Consultant as an independent contractor, and Consultant hereby accepts contract. Consultant shall perform the Services on a "best efforts" basis only. Consultant is an independent contractor and nothing contained in this Agreement shall be deemed or interpreted to constitute Consultant as a partner, agent or employee of ZYTO, nor shall either party have any authority to bind the other.
2. **Effective Date.** The term of this Agreement shall commence on October 27, 2009. After the first thirty (30) days of the term, either party may, without cause, terminate this Agreement by giving written notice to the other.
3. **Compensation.** Consultant will perform various duties at the following rates:
   Web development - $35.00 per hour
   Camtasia videos - $40.00 per hour
   Project Management duties - $60.00 per hour
   MultiMedia Consulting - $25 per hour
   Audio/Video Editing, DVD Authoring, AfterEffects Development - $50 per hour (plus $200 deposit per project)
   Flash Animation - $35 per hour (plus $200 deposit per project)
   All projects must be approved in advance.
4. **Expenses.** ZYTO shall reimburse Consultant for all reasonable and necessary costs and expenses incurred in connection with the performance of the Services, such as travel, lodging, food or other expenses incurred. All expenses must be approved in advance.
5. **Payment.** Consultant services rendered from the 1st to the 15th of each month shall be paid on the 20th of that month and services rendered between the 15th and the last day of the month shall be paid on the 5th of the following month. ZYTO will transfer payments to Consultant's bank account.
6. **Confidential Information.** Consultant agrees, during the term of this agreement and any subsequent renewals and for a period of three (3) years after the termination of this agreement or agreements, not to disclose any confidential information received by Consultant during the performance of Consultant's duties pursuant to this agreement. Confidential information includes, but is not necessarily limited to, proprietary technical or business information, trade secrets, or other information, which concerns the technical, business, financial or other affairs of ZYTO.

7. **Intellectual Property.** All digital assets purchased or created, and any resultant end product files, rendered by Consultant pursuant to this agreement are works for hire and are the sole property of ZYTO. At the completion of each project completed by Consultant, all assets and end product files shall be delivered in electronic form to ZYTO for storage on ZYTO's server. Consultant retains the right and ownership of all original project files. ZYTO agrees to reimburse Consultant for all data files purchased for use in ZYTO projects. Consultant is hereby granted the right to repurpose any and all media created for ZYTO so long as it does not violate copyright or trademark restrictions.
8. **Other Terms and Conditions.** Consultant shall notify ZYTO promptly of any expected delay in performance of services. However, Consultant shall not be liable for delays in performance beyond his reasonable control. Consultant agrees to perform the service with that standard of professional care, skill, and diligence in accordance with the standards and quality usually and customarily provided by Consultant to its projects.
9. **Transfer.** Neither party may assign this Agreement without the express written consent of the other party.
10. **Entire Agreement.** It is agreed between the parties that there are no other agreements or understandings between them relating to the subject matter of this Agreement. This Agreement supersedes all prior agreements, oral or written, between the parties and is intended as a complete and exclusive statement of the agreement between the parties. No change or modification of this Agreement shall be valid unless the same be in writing and signed by the parties.
11. **Notices.** All notices required or permitted to be given hereunder shall be in writing and may be delivered personally or by Certified or Registered Mail - Return Receipt Requested, postage pre-paid, addressed to the party's last known address.
12. **Attorneys Fees/Choice of Law.** If either ZYTO or Consultant employ's attorneys to enforce any rights arising out of or relating to this agreement, the prevailing party shall be entitled to recover reasonable costs and attorney's fees. This agreement shall be governed by and construed in accordance with the laws of the State of Utah.

INTENDING TO BE LEGALLY BOUND, the parties hereto have caused this Agreement to be executed as of the date first above written.

Concentus Media	ZYTO Corp
By: David Erickson	By: [signature]
Its:	Its: CFO